Exhibit 99.1.


                     UNITED STATES STEEL CORPORATION REPORTS
                           FIRST QUARTER 2002 RESULTS


                      Earnings Highlights
          (Dollars in millions except per share data)
                                        1Q 2002      1Q 2001
Revenues and other income              $1,434       $1,564

Net income (loss) per share            $(0.93)       $0.10

Net income (loss)                        $(83)          $9
Adjustments for special items (Pre-
tax):
  Costs related to Fairless shutdown        1            -
  Insurance recoveries related to USS-    (12)           -
    POSCO fire
  Reversal of litigation accrual           (9)           -
  Gain on Transtar reorganization           -          (70)
  Asset impairments - receivables           -           74
  Prior year tax adjustment                 -          (52)
   Tax effect of special items              7          (59)
Net income (loss) adjusted for           $(96)        $(98)
   special items

Net income (loss) - adjusted, per      $(1.07)      $(1.09)
   share



      PITTSBURGH, April 26, 2002 - United States Steel Corporation (NYSE: X)

reported a first quarter 2002 adjusted net loss of $96 million, or $1.07 per share, compared with an adjusted net loss of $98 million, or $1.09 per share, in first quarter 2001.

      In first quarter 2002, U. S. Steel reported a net loss of $83 million, or

93 cents per share, including the net favorable after-tax effect of special items, which in total increased net income by $13 million, or 14 cents per share.  First quarter 2002 net income reflects a tax benefit for pre-tax losses at the estimated annual effective tax rate for 2002 of approximately 13 percent.

In first quarter 2001, net income of $9 million, or 10 cents per diluted share,

included special items that had a net favorable after-tax effect of

$107 million.

      Loss from operations before special items in the first quarter of 2002 was

$81 million, improved from a loss from operations before special items of

$97 million in the first quarter of 2001 and about half of the loss from operations before special items of $158 million recorded in the fourth quarter of 2001.

      U. S. Steel Chairman, CEO and President Thomas J. Usher said, "While continuing losses are disappointing, we demonstrated marked operating improvements from the fourth quarter.  In addition, we believe that flat-rolled prices bottomed in the first quarter.  Our flat-rolled steel shipments increased by 15 percent versus the fourth quarter 2001, and our domestic raw steel production increased to 92 percent of capability to support the higher steel order rate."

      Effective with the first quarter 2002, U. S. Steel established a new internal financial reporting structure, which has resulted in a change in reportable segments.  In addition, the presentation of several items of income and expense applicable to reportable segments has been revised.  Reported results for the first quarter of 2001 have been conformed to the current year presentation.

      U. S. Steel now has three reportable segments which are: Flat-rolled

Products (Flat-rolled); Tubular Products (Tubular); and U. S. Steel Kosice

(USSK).  In addition, all other U. S. Steel businesses, including the domestic raw materials units, are reflected in Other Businesses.

      The Flat-rolled segment includes the operating results of U. S. Steel's domestic integrated steel mills and equity investees involved in the production of sheet, plate and tin mill products.  Loss from operations for the Flat-rolled segment was $70 million, or $30 per ton, an improvement from the $63-per-ton and

$71-per-ton losses recorded in the first and fourth quarters of 2001,

respectively.  On a constant mix basis, prices were flat versus the fourth quarter; however, average realized prices declined by $19 per ton, primarily reflecting the loss of high-value electrogalvanized shipments following the

December fire at Double Eagle Steel Coating Company and the return to supplying lower valued hot-rolled bands to USS-POSCO, following the restart of USS-POSCO's cold mill, compared to the cold-rolled product supplied in the fourth quarter.

      The Tubular segment includes the operating results of U. S. Steel's domestic tubular production facilities and an equity investee.  Tubular recorded income from operations of $2 million, or $11 per ton, a decline from the $88-

per-ton and $44-per-ton income recorded in the first and fourth quarters of

2001, respectively.  Shipments remained depressed and average realized prices declined by $41 per ton from the fourth quarter, due to a decline in North

American oil and gas drilling activity and a continuing surge of imports of these products, which are not covered by the recent Section 201 action.  On

March 29, U. S. Steel joined other major producers of oil country tubular goods in filing trade actions against 14 countries.

      The composition of the USSK segment is unchanged from prior periods and includes the operating results of our integrated steel mill located in the

Slovak Republic, a production facility in Germany, and equity investees,

primarily located in Central Europe.  USSK recorded a loss of $1 million, or $1 per ton, for the quarter as weak European economic conditions and delays in restarting operations following a blast furnace outage constrained shipments while the average realized steel price declined by $48 per ton and $6 per ton versus the first and fourth quarters of 2001, respectively.  With all three blast furnaces operational beginning in late January, the raw steel operating rate increased to 73.5 percent of capability from 66.4 percent in the fourth quarter.  Recent operating rates have been in excess of 90 percent in anticipation of increasing second quarter shipments.  USSK recently commissioned a new vacuum degasser to improve its ability to serve value-added markets.

      In addition, USSK announced in March that it had entered into a conversion and tolling agreement and a facility management agreement with Sartid, a.d., an integrated steel company with facilities located in Smederevo and Sabac in the

Republic of Serbia.  The tolling agreement provides for the conversion of slabs into hot-roll bands and cold-roll full hard into tin-coated products.  USSK will retain ownership of the materials to be converted and will market the products in its own distribution system.  The facility management agreement permits USSK,

or an affiliated company, to have management oversight of Sartid's tin processing facilities at Sabac.  Also, USSK, the Government of the Republic of

Serbia and Sartid have signed a letter of intent that provides USSK with the opportunity to explore possibilities for involvement in the restructuring of

Sartid.

      Other Businesses, which do not individually constitute a reportable segment, are involved in the production and sale of coal, coke and taconite pellets; transportation services; steel mill products distribution (Straightline

Source); the management of mineral resources and development of real estate; and

engineering and consulting services.  In total, these units recorded a loss from operations of $12 million, a substantial improvement from the $30-million and

$24-million losses recorded in the first and fourth quarters of 2001,

respectively.  Versus last year's first quarter, iron ore operations improved significantly based on higher shipment levels and lower natural gas prices.

      On April 10, U. S. Steel announced that it had signed a letter of intent to sell coal and related assets associated with U. S. Steel Mining Company's

West Virginia and Alabama mines. The sale, which involves cash consideration and is subject to several contingencies, is expected to result in a pre-tax gain,

excluding the potential recognition of the present value of obligations related to a multiemployer health care benefit plan created by the Coal Industry Retiree

Health Benefit Act of 1992, which were broadly estimated to be $76 million at

December 31, 2001.

      Available sources of liquidity at quarter-end amounted to $496 million consisting of cash and amounts available under the Receivables Purchase

Agreement, the Inventory Facility, and the USSK credit facilities.  This quarter-end amount decreased from the year-end liquidity position of $705 million primarily due to the sale of $200 million of accounts receivable under the Receivables Purchase Agreement to support an increase in working capital as business activity increased and to pay the $54 million cash settlement to Marathon Oil Corporation related to the Separation.

      In the second quarter of 2002, shipments and average realized prices for

Flat-rolled products are expected to increase, although plate markets continue to be weak.  For full-year 2002, Flat-rolled shipments are expected to be approximately 9.8 million net tons.

      For Tubular, we expect continued weak markets with second quarter shipments and prices remaining about flat versus the first quarter results.

Shipments for full-year 2002 are projected to be approximately 0.9 million net tons.

      USSK's average realized prices in second quarter 2002 are expected to improve slightly, with shipments increasing significantly.  Shipments in 2002 are projected to be approximately 3.8 million net tons.

      Commenting on U. S. Steel's outlook, Usher said, "We are encouraged by improving economic conditions in both the U.S. and Europe.  In addition, the removal of some domestic capacity and the 30 percent tariffs President Bush announced in March under his Section 201 remedy should provide relief for our

Flat-rolled segment.  Our domestic order rate for second quarter sheet product shipments has been strong and prices are improving.  As a result, we're currently operating these facilities near capacity, which should continue to have a major effect in lowering our per-unit operating costs.  In summary, we currently anticipate that we will be profitable for 2002."

                                      *****
      This release contains forward-looking statements with respect to market conditions, costs, shipments and prices, the potential coal mining asset sale and customer matters.  Some factors, among others, that could affect full-year

2002 market conditions, costs, shipments and prices include import levels,

future product demand, prices and mix, production, plant operating performance,

domestic natural gas prices and usage, and U.S. and European economic performance and political developments.  Steel shipments and prices can be affected by imports and actions of the U.S. Government and its agencies.

Factors that may affect USSK results are similar to domestic factors, including excess world supply, plus foreign currency fluctuations, matters peculiar to international marketing such as tariffs, and completion of facility projects at

USSK.  Factors that may impact the occurrence and timing of the coal mining asset sale include the availability of financing to the buyer and completion of definitive documentation.  In accordance with "safe harbor" provisions of the

Private Securities Litigation Reform Act of 1995, cautionary statements identifying important factors, but not necessarily all factors, that could cause actual results to differ materially from those set forth in the forward-looking statements have been included in the Form 10-K of U. S. Steel for the year ended

December 31, 2001, and in subsequent filings for U. S. Steel.

      A Statement of Operations and Preliminary Supplemental Statistics for U.

S. Steel are attached.

                    UNITED STATES STEEL CORPORATION
                  STATEMENT OF OPERATIONS (Unaudited)
                 ------------------------------------


                                                  First Quarter Ended
                                                        March 31
(Dollars in millions, except per share amounts)      2002      2001
---------------------------------------------------------------------
REVENUES AND OTHER INCOME:
 Revenues                                         $1,431    $1,510
 Income from investees                                 2        47
 Net gains on disposal of assets                       1         6
 Other income                                          -         1
                                                   ------    ------
     Total revenues and other income               1,434     1,564
                                                   ------    ------
COSTS AND EXPENSES:
 Cost of revenues (excludes items shown below)     1,336     1,557
 Selling, general and administrative expenses         71        35
 Depreciation, depletion and amortization             88        73
                                                   ------    ------
     Total costs and expenses                      1,495     1,665
                                                   ------    ------
LOSS FROM OPERATIONS                                 (61)     (101)
Net interest and other financial costs (income)       34       (12)
                                                   ------    ------
LOSS BEFORE INCOME TAXES                             (95)      (89)
Credit for income taxes                              (12)      (98)
                                                   ------    ------
NET INCOME (LOSS)                                   $(83)       $9
                                                   ======    ======
COMMON STOCK DATA:
 Net income (loss) - Per share - basic
      and diluted                                  $(.93)     $.10

 Weighted average shares, in thousands
  - Basic and diluted                             89,569    89,223

 Dividends paid per share:
  United States Steel Corporation Common Stock      $.05         -
  USX - U. S. Steel Group Common Stock                 -      $.25


Note: Net loss per common share for the first quarter of 2002 is based on the weighted average number of common shares outstanding during the quarter. Net income per common share for the first quarter of 2001 is based on outstanding common shares at December 31, 2001, the date of the Separation.


The following notes are an integral part of this financial statement.
                    UNITED STATES STEEL CORPORATION
                 SELECTED NOTES TO FINANCIAL STATEMENT
                 -------------------------------------


1.United States Steel Corporation (U. S. Steel) is engaged domestically in the production, sale and transportation of steel mill products, coke, taconite pellets and coal; the management and development of mineral resources and real estate; and engineering and consulting services and, through U. S. Steel Kosice in the Slovak Republic, in the production and sale of steel mill products and coke primarily for the Central European market. Prior to December 31, 2001, the businesses of U. S. Steel comprised an operating unit of USX Corporation, now named Marathon Oil Corporation (Marathon). Marathon had two outstanding classes of common stock: USX-Marathon Group common stock, which was intended to reflect the performance of Marathon's energy business, and USX-U. S. Steel Group common stock (Steel Stock), which was intended to reflect the performance of Marathon's steel business. On December 31, 2001, U. S. Steel was capitalized through the issuance of 89.2 million shares of common stock to the holders of Steel Stock in exchange for all outstanding shares of Steel Stock on a one-for-one basis (the Separation).

  The accompanying Statement of Operations includes the first quarter 2002 results of operations of U. S. Steel on a stand-alone basis, while the first quarter 2001 results of operations represent a carve-out presentation of the businesses comprising U. S. Steel and are not intended to be a complete presentation of the results of operations of U. S. Steel on a stand-alone basis. The results of operations for the first quarter of 2001 contain certain transactions related to interest and other financial costs that were attributed to U. S. Steel by Marathon based on U. S. Steel's cash flows and its capital structure. Corporate general and administrative costs were allocated to U. S. Steel during the first quarter of 2001 based upon utilization or other methods that management believed to be reasonable and which considered certain measures of business activities, such as employment, investments and revenues. Income taxes were allocated to U. S. Steel during the first quarter of 2001 in accordance with Marathon's tax allocation policy. In general, such policy provided that the consolidated provision and related tax payments or refunds be allocated based principally upon the financial income, taxable income, credits, preferences and other amounts directly related to
  U. S. Steel.

  Effective January 1, 2002, net pension and other postretirement costs associated with active employees at our operating locations are reflected in cost of revenues. Net costs and credits associated with corporate headquarters personnel and all retirees are reflected in selling, general and administrative expenses.
  Data for the quarter ended March 31, 2001, has been reclassified to conform to the current year presentation.


2. On March 1, 2001, U. S. Steel completed the purchase of the tin mill products business of LTV Corporation (LTV), which is now operated as East Chicago Tin. In this noncash transaction, U. S. Steel assumed approximately $66 million of certain employee-related obligations from LTV. The acquisition was accounted for using the purchase method of accounting. Results of operations for 2001 included the operations of East Chicago Tin from the date of acquisition.

  On March 23, 2001, Transtar, Inc. (Transtar) completed a reorganization with its two voting shareholders, U. S. Steel and Transtar Holdings, L.P. (Holdings), an affiliate of Blackstone Capital Partners L.P. As a result of this transaction, U. S. Steel became sole owner of Transtar and certain of its subsidiaries.
                    UNITED STATES STEEL CORPORATION
           SELECTED NOTES TO FINANCIAL STATEMENT (Continued)
           -------------------------------------------------

2.(Continued)

  Holdings became owner of the other subsidiaries of Transtar. Because the reorganization involved the sale of certain subsidiaries to Holdings, a noncontrolling shareholder, Transtar recorded a gain by comparing the carrying value of the businesses sold to their fair value. U. S. Steel's share of the gain recognized by Transtar was $70 million, which is included in income from investees. Concurrently, U. S. Steel accounted for the change in ownership of Transtar using the step-acquisition purchase method of accounting. Also, in connection with this transaction, U. S. Steel recognized a favorable deferred tax adjustment of $33 million related to its investment in the stock of Transtar that was no longer required when U. S. Steel acquired 100 percent of Transtar.
  U. S. Steel previously accounted for its investment in Transtar under the equity method of accounting.

3.U. S. Steel has a 16% investment in Republic Technologies
  International LLC (Republic) which was accounted for under the equity method of accounting. During the first quarter of 2001,
  U. S. Steel discontinued applying the equity method since investments in and advances to Republic had been reduced to zero. Also, U. S. Steel recognized certain debt obligations of $14 million previously assumed by Republic. On April 2, 2001, Republic filed a voluntary petition with the U.S. Bankruptcy Court to reorganize its operations under Chapter 11 of the U.S. Bankruptcy Code. In the first quarter of 2001, as a result of Republic's action, U. S. Steel recorded a pretax charge of $74 million for potentially uncollectible receivables from Republic.



4.The credit for income taxes in the first quarter of 2002 reflected a tax benefit for pretax losses at the estimated annual effective tax rate for 2002 of approximately 13%. As a result of Slovak Republic laws regarding tax credits and certain tax planning strategies to reinvest earnings in foreign operations, virtually no income tax provision is recorded for USSK income.

  In the first quarter of 2001, the credit for income taxes reflected an estimated annual effective tax rate of approximately 30% for
  U. S. Steel's domestic operations, and virtually no tax provision for USSK's income. The tax credit also included a $33 million benefit related to the Transtar reorganization. In addition, net interest and other financial costs included a favorable adjustment of $67 million and the credit for income taxes included an unfavorable adjustment of $15 million, both of which were related to prior years' taxes.
                    UNITED STATES STEEL CORPORATION
            PRELIMINARY SUPPLEMENTAL STATISTICS (Unaudited)
            -----------------------------------------------

                                                     First Quarter Ended
                                                           March 31
(Dollars in millions)                                   2002    2001
------------------------------------------------------------------------
INCOME (LOSS) FROM OPERATIONS
Flat-rolled Products                                    $(70)  $(134)
Tubular Products                                           2      26
U. S. Steel Kosice                                        (1)     41
Other Businesses:
 Coal, Coke and Iron Ore                                 (18)    (38)
 Straightline                                             (7)      -
 All other                                                13       8
                                                        -----   -----
Loss from Operations before special items                (81)    (97)
 Special Items:
  Costs related to Fairless shutdown                      (1)      -
  Insurance recoveries related to USS-POSCO fire          12       -
  Reversal of litigation accrual                           9       -
  Gain on Transtar reorganization                          -      70
  Asset Impairments - Receivables                          -     (74)
                                                        -----   -----
   Total Loss from Operations                           $(61)  $(101)

CAPITAL EXPENDITURES
 Flat-rolled Products                                    $11     $16
 Tubular Products                                          5       -
 U. S. Steel Kosice                                       17       5
 Other Businesses                                         23      16
                                                        -----   -----
   Total                                                 $56     $37

OPERATING STATISTICS
 Average realized price: ($/net ton)(a)
   Flat-rolled Products                                  $377    $402
   Tubular Products                                       640     701
   U. S. Steel Kosice                                     245     293
 Steel Shipments:(a)(b)
   Flat-rolled Products                                 2,330   2,137
   Tubular Products                                       188     295
   U. S. Steel Kosice                                     756     753
 Raw Steel-Production:(b)
   Domestic Facilities                                  2,906   2,623
   U. S. Steel Kosice                                     906     952
                                                        -----   -----
     Total Raw Steel-Production                         3,812   3,575
 Raw Steel-Capability Utilization:(c)
   Domestic Facilities                                  92.1%   83.1%
   U. S. Steel Kosice                                   73.5%   76.2%
 Domestic iron ore shipments(b)(d)                      2,289   1,911
 Domestic coke shipments(b)(d)                          1,164   1,208
-----------
      (a)  Excludes intersegment transfers.
      (b)  Thousands of net tons.
      (c) Based on annual raw steel production capability of 12.8 million net tons for domestic facilities and 5.0 million net tons for U. S. Steel Kosice.
      (d)  Includes intersegment transfers.